Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-183190) and Form S-8 (No. 333-176246) of Dunkin’ Brands Group, Inc. of our reports dated February 22, 2013, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. as of December 29, 2012 and December 31, 2011, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the fiscal years in the three‑year period ended December 29, 2012, and the effectiveness of internal control over financial reporting as of December 29, 2012, which reports appear in the December 29, 2012 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

/s/ KPMG LLP

Boston, Massachusetts
February 22, 2013